     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2001

                                                         REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                MEDIUM4.COM, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                               13-4037641
       ------------------------                       -----------
       (State of Incorporation)          (I.R.S. Employer Identification No.)

                               1220 COLLINS AVENUE
                                    SUITE 100
                              MIAMI BEACH, FL 33139
                                 (305) 538-0955
--------------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 JONATHAN BRAUN
                             CHIEF EXECUTIVE OFFICER
                                MEDIUM4.COM, INC.
                               1220 COLLINS AVENUE
                                    SUITE 100
                              MIAMI BEACH, FL 33139
                                 (305) 538-0955
--------------------------------------------------------------------------------
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent For Service)

                  COPIES OF ALL COMMUNICATIONS AND NOTICES TO:

                              IRA I. ROXLAND, ESQ.
                          SONNENSCHEIN NATH & ROSENTHAL
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                               TEL: (212) 768-6700
                               FAX: (212) 768-6800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                   Proposed        Proposed
                                    Maximum        Maximum
                                   Aggregate       Aggregate      Amount of
Title of Shares   Amount to be     Price Per       Offering      Registration
to be Registered   Registered      Share(1)        Price(1)          Fee
-------------------------------------------------------------------------------
Common Stock,
par value $.01
per share......    3,130,000 shs      $.16        $  500,800        $  132.21
-------------------------------------------------------------------------------

Common Stock,
par value $.01
per share......      100,000 shs(2)   $.20        $   20,000        $    5.28
-------------------------------------------------------------------------------

Common Stock,
par value $.01
per share......    1,050,000 shs(2)   $.25        $  262,500        $   69.30
-------------------------------------------------------------------------------

Common Stock,
par value $.01
per share......    1,150,000 shs(2)   $.50        $  575,000        $  151.80
-------------------------------------------------------------------------------

Common Stock,
par value $.01
per share......    1,695,000 shs(2)   $3.00       $5,085,000        $1,342.44
-------------------------------------------------------------------------------

Total                                                               $1,701.03
-------------------------------------------------------------------------------

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (g)
(2)  Represents shares underlying options and warrants.


                                -----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                -----------------

                     SUBJECT TO COMPLETION - MARCH 15, 2001

PROSPECTUS



                                MEDIUM4.COM, INC.

                        7,125,000 SHARES OF COMMON STOCK

                                -----------------

      This prospectus covers 3,130,000 shares of our common stock, as well as 3,995,000 shares of our common stock issuable upon future exercises of certain options and warrants. All of these shares are being offered for sale by the persons named herein under the caption "Selling Stockholders." We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                                -----------------

      PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                -----------------

      Our common stock and warrants are listed on the American Stock Exchange under the symbols MDM and MDM.WS. The closing price of our common stock on March 15, 2001 was $.16 per share.

                                -----------------


                                   _____, 2001

                                   THE COMPANY

      We are one of the leading independent Internet broadcasters. We provide on-demand streaming audio and video content over our six Internet "television" networks, which currently host over 60 distinct channels targeted to various market segments and niches. Each day we provide, on-demand, nearly 400 constantly changing video programs, ranging from brief vignettes to full length features in a wide variety of entertaining and informational subjects, from our collection of over 26,000 videos. Our name underscores the Internet's role as the fourth medium for television broadcasting, after traditional transmission, cable and satellite television delivery.

      We were incorporated in Delaware in November 1998 under the name foreignTV.com, Inc. Our executive offices are located at 1220 Collins Avenue, Suite 100, Miami Beach, FL 33139. Our telephone number is (305) 538-0955 and our primary website is located at www.medium4.com. The information on our website is not part of this prospectus.

                               RECENT DEVELOPMENTS

RELOCATION OF EXECUTIVE OFFICES AND REDUCTION IN STAFF

      We have recently relocated our executive offices from New York City to Miami Beach, Florida, where we have maintained our operations center since December 2000. We anticipate that this move will reduce our monthly office rental expense from approximately $17,000 to approximately $7,000. We incurred no penalty in terminating the lease upon our New York City facility, and in fact recovered $35,000 of our security deposit.

      We concurrently reduced our staff from approximately 33 employees to 4, which has reduced our monthly personnel expense from approximately $295,000 to $80,000. This reduction was made possible when we automated and out-sourced much of our streaming video presentation and content development. Although we are shifting much of our content from video-on-demand (VOD) channels in favor of simulated live stream (SLS) channels, our focus remains on niche-i.e., special interest-programming. With our smaller group of employees, we are still able to stream approximately 400 videos per day-including many full-length feature films and other long-form videos-and maintain approximately the same traffic levels.

RESIGNATION OF DIRECTORS AND OFFICERS

      Bruno Finel and Marc C. Leve, who served as our Senior Vice President of International Operations and as our Vice President of Legal Affairs, respectively, as well as members of our Board of Directors, have each recently resigned from these positions. Neither resignation was the result of any disagreement on any matter relating to our operations, policies or practices.

                                  THE OFFERING

Securities offered for sale by the selling
  stockholders.............................   7,125,000 shares(1)

Common stock to be outstanding after
  offering.................................   17,531,196(2)

Use of Proceeds............................   If the outstanding options and
                                              warrants owned by the selling
                                              stockholders are exercised in
                                              full, we will receive net proceeds
                                              of approximately $5,942,500, which
                                              we will add to our working
                                              capital.
------------
(1) Includes 3,995,000 shares issuable upon exercise of outstanding options and warrants.
(2) This number includes 13,536,196 shares of our common stock actually outstanding or deemed to be outstanding as of the date hereof. This number also includes 3,995,000 shares registered in this offering issuable upon the exercise of options and warrants. This number does not include 7,463,619 shares issuable upon exercise of other currently outstanding options and warrants.


                                  RISK FACTORS

      PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT IN OUR COMMON STOCK.

WE HAVE A LIMITED OPERATING HISTORY

      We have a limited operating history on which to base an evaluation of our business and prospects, having only commenced our initial business operations in May 1999. Our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the market for Internet broadcasting, services and advertising. These risks include our ability to:

o     provide compelling and unique content to Internet users;

o     successfully market and sell our services; and

o effectively develop new and maintain existing relationships with companies in our affiliate program, advertisers, content providers, business customers and advertising agencies and other persons with which do business;

      As we have so little history of operations, investors will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against their past or present equivalents.

WE EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE

      We have only recently recognized material revenues from services or advertising and we have experienced net losses since inception. We expect to incur significant losses on both a quarterly and an annual basis for the foreseeable future. There can be no assurance that we will ever achieve profitability.

WE WILL NEED SIGNIFICANT ADDITIONAL FINANCING TO CONTINUE OPERATIONS

      We will require substantial additional financing in order to be able to continue operations. In the event that we are unable to secure such financing, we will be forced to sell assets to generate cash. We have no current definitive arrangements with respect to additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Moreover, if we raise additional capital through borrowing or other debt financing, we would incur substantial interest expense. Sales of additional equity securities will result in substantial pro rata dilution to our present stockholders. Our inability to obtain additional financing will materially adversely affect us, including possibly requiring us to significantly curtail operations or to cease operations altogether.

      Technological stock in general have experienced significant downturns on the financial markets in the last four months, and the trend is expected to continue indefinitely. Negative investor sentiment for technology stocks will adversely affect our ability to secure additional financing.

LOW TRADING VOLUME IN OUR STOCK MAY RESULT IN DELISTING OF TRADING ON THE AMEX

      The price and volume at which our stock has traded in the last three months on the American Stock Exchange does not meet the AMEX criteria for continued listing. Although the AMEX has not officially communicated any intention to us to delist our stock, if our stock were to be delisted, it would materially affect the ability of an investor to dispose of their shares of our stock, and further reduce the liquidity of their investment.

WE WILL BE UNABLE TO ATTRACT VIEWERS TO OUR NETWORKS AND THEIR CHANNELS IF THE PUBLIC REJECTS STREAMING TECHNOLOGY

      Our success will depend upon market acceptance of streaming technology as an alternative to broadcast television. Without streaming technology, viewers would not be able to initiate playback of our programming until such programming is downloaded in its entirety, resulting in significant waiting times. The acceptance of streaming technology will depend upon a number of factors, including:

      o market acceptance of streaming players such as Microsoft's Windows Media Player(TM) and RealNetworks' RealPlayer; and

      o technological improvements to the Internet infrastructure to allow for improved video and audio quality and a reduction in Internet usage congestion;

      Early streaming technology suffered from poor audio quality, and current video streaming is of lower quality than conventional media broadcasts. In addition, Internet congestion may interrupt audio and video streams, resulting in user dissatisfaction. Our prospects will be adversely affected if streaming media technology fails to achieve or maintain broad acceptance.

WE ARE DEPENDENT ON PROVIDERS OF STREAMING MEDIA PRODUCTS

      We rely on providers of streaming media products, such as Microsoft and RealNetworks, to provide a broad base of users with streaming media software. We currently license software products that enable the broadcast of streaming media from such companies and others. We may need to acquire additional licenses to meet our future needs. Users are currently able to download electronically copies of Microsoft's Windows Media Player and RealNetwork's RealPlayer software free of charge. If providers of streaming media products substantially increase license fees charged to us for the use of their products or refuse to license such products to us, our ability to provide streaming audio and video will be adversely affected.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS

      We regard our copyrights, trade secrets, trademarks, patents, and similar intellectual property as significant to our growth and success. We rely upon a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We have applied for federal trademark protection for our networks and other channels and brands and intend to apply for federal trademark protection for other marks and names used in our business. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We are unable to assure investors as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We are also unable to assure investors that the steps taken by us to protect our proprietary rights will be adequate. Furthermore, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

GOVERNMENT REGULATION OF THE INTERNET COULD SLOW ITS GROWTH

      There are few laws or regulations directly applicable to the Internet. For example, the Digital Millennium Copyright Act, enacted into law in 1998, protects certain qualifying online service providers from copyright infringement liability, the Internet Tax Freedom Act, also enacted in 1998, placed a three year moratorium on new state and local taxes on Internet access and commerce, and under the Communications Decency Act, an Internet service provider will not be treated as the publisher or speaker of any information provided by another information content provider. The appeal of the Internet makes it likely, however, that state or national laws may be implemented in the future covering such issues as user privacy, defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. Any new law or regulation may have the effect of limiting the use of the Internet and its growth as a new medium to communicate.

      We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could adversely affect our business.

WE ARE DEPENDENT ON CERTAIN THIRD PARTY CONTENT PROVIDERS

      Our future success depends upon our ability to aggregate and deliver compelling content over the Internet. Although we create our own content, we also rely to some extent on third party content providers, such as television stations and networks, businesses and other organizations, film producers and distributors, and record labels for compelling and entertaining content. Our ability to maintain and build relationships with content providers is critical to our success. Although many of our agreements with third party content providers are for initial terms of more than one year, such agreements may not be renewed or may be terminated prior to the expiration of their terms if we do not fulfill our contractual obligations. Our inability to secure licenses from content providers or the termination of a significant number of content provider agreements would decrease the availability of content that we can offer users. Such inability or termination may result in decreased traffic on our Web sites and, as a result, decreased advertising revenue, which could adversely affect our business.

      Our agreements with certain of our content providers are nonexclusive, and many of our competitors offer, or could offer, content that is similar to or the same as that obtained by us from such nonexclusive content providers. Such direct competition could dilute the value of the programming of our networks and channels.

OUR LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE PRICE OF OUR SECURITIES

      Shares of our common stock owned by our affiliates, as this term is defined in the Securities Act, will be restricted and subject to the limitations of SEC Rule 144. Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act. Sales of substantial amounts of restricted shares when they become available for public sale, or the anticipation of such sales, could adversely affect the then prevailing market price of our common stock and may also impair our future ability to raise equity capital.

      The stock to be offered pursuant to this prospectus includes almost 4 million shares of stock underlying options and warrants. As of the date of this prospectus, outstanding options and warrants covered approximately underlying 11,458,619 shares, including 3,995,000 shares registered in this offering. Future sales of any shares underlying by outstanding options and warrants, or the anticipation of such sales, could adversely affect the market price of our securities and could materially impair our future ability to raise capital through an offering of equity securities. Further, the exercise of certain of these options and warrants will cause our stockholders to incur substantial dilution in future earning per share, if any.

                                 USE OF PROCEEDS

      We will not receive the proceeds from the sale of any of the shares of our common stock offered by the selling stockholders. If all of the options and warrants which relate to the shares of our common stock being offered by the selling stockholders are exercised in full, we will receive gross proceeds of approximately $5,942,500 which will be added to our working capital.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with it (File No. 1-15853), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

      o our Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1999;

      o     our Current Report on Form 8-K dated May 15, 2000;

      o     our Current Report on Form 8-K dated May 15, 2000;

      o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

      o     our Current Report on Form 8-K dated October 31, 2000;

      o our proxy statement for our annual meeting of shareholders held July 7, 2000; and

      o the description of our units, common stock and warrants contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

      Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address and number:

                  Medium4.com, Inc.
                  1220 Collins Avenue
                  Suite 100
                  Miami Beach, FL 33139
                  (305) 538-0955

                              SELLING STOCKHOLDERS

      The following table sets forth certain information with respect to the selling stockholders. We believe, based on information supplied by such persons, that except as noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock which each beneficially owns. The last column in this table assumes the sale of all of our shares offered by this prospectus. All of the shares of our common stock covered by this prospectus are being registered pursuant to registration rights granted by us to the selling stockholders.


                              SHARES
                           BENEFICIALLY
                          OWNED PRIOR TO   COMMON STOCK     SHARES BENEFICIALLY
                             OFFERING       OFFERED BY     OWNED AFTER OFFERING
        NAME OF           ---------------     SELLING     -----------------------
  SELLING STOCKHOLDER         NUMBER        STOCKHOLDER    NUMBER     PERCENT(1)
------------------------  ---------------  -------------- ----------  -----------
Amro International, S.A.    1,980,000(2)     1,980,000(2)       --        --
Roseworth Group Ltd.        1,020,000(3)     1,020,000(3)       --        --
RaeBrook Group Ltd.         1,500,000(4)     1,500,000(4)       --        --
Advanced Multimedia Group     805,263(5)       100,000(5)  705,263         5.17%
Badner, David*              1,900,000(6)     1,900,000(6)       --        --
O'Shea, John P.               291,500(7)       291,500(7)       --        --
Luskind, Daniel                51,750(8)        51,750(9)       --        --
Krauss, Henry                  51,750(9)        51,750(9)       --        --
Stein, Martin                 130,000(10)      130,000(10)      --        --
Moore, Donald                 100,000(11)      100,000(11)      --        --

----------

* Mr. Badner was our Executive Vice President, our Chief Operating Officer and one of our directors from June 2000 to September 2000. Mr. Badner is a principal of RaeBrook Group Ltd.

(1) Percentage calculated based on 13,536,196 shares of our common stock actually outstanding or deemed outstanding as of the date hereof.
(2)   Includes 990,000 shares underlying warrants.
(3)   Includes 510,000 shares underlying warrants.
(4)   Includes 1,000,000 shares underlying warrants.
(5)   Includes 600,000 shares underlying warrants.
(6)   Includes 1,500,000 shares underlying warrants.
(7)   Includes 241,500 shares underlying options and warrants.
(8)   Includes 51,750 shares underlying options and warrants.
(9)   Includes 51,750 shares underlying options and warrants.
(10)  Includes 100,000 shares underlying options.
(11)  Includes 50,000 shares underlying options.

      The sale of the selling stockholders' shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, upon the American Stock Exchange or in negotiated transactions, or through the writing of options on the selling stockholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

      The selling stockholders may effect the transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling stockholders' shares from time to time upon the American Stock Exchange, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling stockholders may also sell shares short and deliver these shares to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also pledge these shares to broker-dealers who, upon a default, may sell or otherwise transfer these shares.

      These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

      The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

      We have advised each selling stockholder that during such time as he or it may be engaged in a distribution of the common stock covered by this prospectus he or it is required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

      Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

      Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

      There can be no assurance that the selling stockholders will sell any or all of the shares of common stock covered by this prospectus.

                                  LEGAL MATTERS

      The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal, New York, New York. Certain members of Sonnenschein Nath & Rosenthal beneficially own shares of our common stock.

                                     EXPERTS

      The consolidated financial statements of Medium4.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and for the year ended December 31, 1999, incorporated by reference in this prospectus, have been audited by Radin, Glass & Co., LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in:

      o     Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;

      o The Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and

      o The New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048.

      Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's Web site at http://www.sec.gov.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

      Registration Fee......................................  $1,712

      Legal Fees and Expenses...............................   8,500

      Accounting Fees and Expenses..........................   2,500

      Miscellaneous Expenses................................   1,000
                                                             -------
           Total............................................ $13,712
                                                             =======

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Except as set forth in this Item 15, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

      Article FIFTH of the Certificate of Incorporation of Medium4.com, Inc. ("Registrant") provides that Registrant shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each of its officers and directors, such right to indemnification being expressed in said Article FIFTH as a contractual right, and may so indemnify such other persons that such Sections grant Registrant the power to indemnify. Article FIFTH of the Certificate of Incorporation of Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL grants the registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant.

      Registrant maintains a policy of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 16.    EXHIBITS.


      EXHIBIT
      NUMBER      DESCRIPTION OF EXHIBIT
         4.1      Specimen certificate representing registrant's common stock(1)
         4.2      Registrant's Restated Certificate of Incorporation(1)
         4.3      Registrant's Restated Certificate of Incorporation, as amended(2)
         4.4      Registrant's Bylaws, as amended(1)
         5.1      Opinion of Sonnenschein Nath & Rosenthal*
        23.1      Consent of Radin, Glass & Co., LLP
        23.2      Consent of Sonnenschein Nath & Rosenthal (to be contained in their opinion included under Exhibit 5.1)
        24.1      Power of Attorney (comprises a portion of the signature page to this registration statement)

----------
*To be filed by amendment to this Registration Statement.
(1) Filed as an exhibit to Registrant's registration statement on Form S-1 (File No. 333-71733).
(2) Filed as an exhibit to Registrant's registration statement on Form 8-A (File No. 0-15863).


ITEM 17.    UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 15 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonably grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 15, 2001.

                                                MEDIUM4.COM, INC.


                                                By: /s/ Jonathan Braun
                                                   ---------------------------
                                                      Jonathan Braun
                                                      Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Jonathan Braun such person's true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                         TITLE                     DATE
------------------------   ----------------------------------  -----------------
 /s/ JONATHAN BRAUN        Chief Executive Officer,            March 15, 2001
------------------------   Principal Financial and
Jonathan Braun             Accounting Officer and Director


 /s/ WILLIAM LANE          Chairman of the Board and Director  March 15, 2001
------------------------
I. William Lane


                           Director
------------------------
Stanley S. Canter


 /s/ JUNICHI WATANABE      Director                            March 15, 2001
------------------------
Junichi Watanabe